SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Public Service Company of Oklahoma
(Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PUBLIC SERVICE COMPANY OF OKLAHOMA

1 Riverside Plaza

Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF

PUBLIC SERVICE COMPANY OF OKLAHOMA:

The annual meeting of the shareholders of Public Service Company of Oklahoma will be held on Tuesday, May 5, 2009, at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

1.	To elect ten directors of the Company to hold office for one year or until their successors are elected and qualified; and

2.	To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

Only holders of record of Common Stock and Cumulative Preferred Stock, par value $100 per share, at the close of business on March 17, 2009 are entitled to notice of and to vote at the annual meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

L. RAHMOND STAGGERS,
Secretary

March 20, 2009

INFORMATION STATEMENT

This information statement is being furnished in connection with the annual meeting of shareholders of Public Service Company of Oklahoma (the Company), to be held on Tuesday, May 5, 2009 at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

On March 17, 2009, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 52,617 shares of Cumulative Preferred Stock, par value $100 per share, and 9,013,000 shares of Common Stock outstanding.

Each holder of Cumulative Preferred Stock, par value $100 per share, and each holder of Common Stock has the right to one vote for each share outstanding in such holder’s name on the books of the Company at the close of business on March 17, 2009 for the election of directors and on any other business which may come before the meeting.

Principal Shareholders

American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a public utility holding company, owns all of the Company’s outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a “controlled company” as defined by the New York Stock Exchange (NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

ELECTION OF DIRECTORS

Ten directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

The following brief biographies of the nominees include their ages as of March 1, 2009, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

Name	Age	Business Experience

MICHAEL G. MORRIS	62	Chairman of the board, chief executive officer and director of the Company and chairman of the board, chief executive officer, president and director of AEP and the Service Corporation. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Chairman of the board, chief executive officer and director of certain other AEP System companies.

NICHOLAS K. AKINS	48	Vice president and director of the Company, executive vice president of AEP and executive vice president-generation of the Service Corporation. Became vice president-energy delivery business development of the Service Corporation in 2001, became vice president-energy market services in 2002, was appointed president and chief operating officer of Southwestern Electric Power Company in 2004 and assumed his current position in 2006. A vice president and director of certain other AEP System companies.

Name	Age	Business Experience

CARL L. ENGLISH	62	Vice president and director of the Company, chief operating officer of AEP and chief operating officer and director of the Service Corporation. From 1999-2004 was president and chief executive officer of Consumers Energy gas division. Joined AEP as president-utility group in 2004 and assumed his current position in 2008. A vice president and director of certain other AEP System companies.

JOHN B. KEANE	62	Vice president and director of the Company, executive vice president, general counsel and secretary of AEP and executive vice president, general counsel, assistant secretary and director of the Service Corporation. Was president of Bainbridge Crossing Advisors from 2003-2004 and vice president-administration-Northeast Utilities from 1998-2002. A director of certain other AEP System companies.

HOLLY K. KOEPPEL	50	Vice president and director of the Company, executive vice president of AEP and executive vice president and chief financial officer of the Service Corporation. Joined AEP as vice president-new ventures in 2000, became senior vice president-corporate development in 2002, executive vice president-commercial operations of the Service Corporation in 2002, executive vice president of AEP in 2002, executive vice president-AEP utilities east in 2004 and assumed her present position in 2006. Vice president and director of certain other AEP System companies.

VENITA MCCELLON-ALLEN	49	Vice chairman of the board, vice president and director of the Company, executive vice president of AEP and executive vice president-AEP utilities west of the Service Corporation. Joined the Service Corporation in 2004 as senior vice president-shared services, became president and chief operating officer of Southwestern Electric Power Company, an affiliate of the Company, in 2006 and assumed her present position in 2008. Vice chairman, vice president and director of certain other AEP System companies.

RICHARD E. MUNCZINSKI	56	Vice president and director of the Company, senior vice president of AEP and senior vice president-shared services and director of the Service Corporation. Joined the Service Corporation in 1978, became vice president-regulatory services in 1996, senior vice president-corporate planning and budgeting in 1998 and assumed his current position in 2008.

ROBERT P. POWERS	51	Vice president and director of the Company, president-AEP utilities of AEP and president-AEP utilities and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001, executive vice president-generation in 2003, executive vice president of AEP in 2006 and assumed his present position in 2008. Vice president and director of certain other AEP System companies.

SUSAN TOMASKY	55	Vice president and director of the Company, executive vice president of AEP, and president-AEP transmission and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001, executive vice present and chief financial officer in 2004, executive vice president-shared services of the Service Corporation in 2006 and assumed her present position in 2008. A vice president and director of certain other AEP System companies.

DENNIS E. WELCH	57	Vice president and director of the Company, senior vice president of AEP and executive vice president-environment, safety, health and facilities of the Service Corporation. Joined AEP in 2005 as senior vice president and senior vice president-environment and safety of the Service Corporation and assumed his current position in 2008. Was president and chief operating officer of Yankee Energy System, Inc. and Yankee Gas Services Company from 2001 to 2005. A vice president and director of certain other AEP System companies.

Messrs. Morris, Akins, English, Keane, Munczinski, Powers and Welch, Ms. Koeppel and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Ms. McCellon-Allen is a director of AEP Texas Central Company, AEP Texas North Company and Southwestern Electric Power Company. Messrs. Morris, Akins, English and Powers and Ms. Koeppel and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Akins, Keane and Powers and Ms. Koeppel are also directors of AEP Generating Company, another subsidiary of AEP.

GOVERNANCE POLICIES AND PROCESSES

The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NYSE relating to corporate governance. Based on the SEC’s rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is in the best interest of the Company’s shareholders.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

Shareholders interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Ohio Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.

CODE OF ETHICS

All of the Company’s directors and officers, including its principal executive, financial and accounting officers are subject to AEP’s Code of Conduct. The AEP Code of Conduct is available on AEP’s website: www.AEP.com.

OTHER BUSINESS

Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this section, we use the terms “AEP,” the “Company,” “we,” “our” and “us” to refer to American Electric Power Company, Inc. All references to “board of directors”, “board”, or “directors” refer to the board of directors of AEP. All of the executive officers of the Company identified in the Summary Compensation Table are employees of the Service Corporation. The compensation of these executive officers are paid by the Service Corporation. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation’s executive compensation.

Overview

The HR Committee oversees AEP’s executive compensation program and determines the compensation for executives. In carrying out this responsibility, the HR Committee reviews and determines all compensation, significant benefit plan changes and perquisites for AEP’s executive officers. The HR Committee makes recommendations to the independent board members about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•

Maximize shareholder value by emphasizing performance-based compensation over base salary, providing a substantial percentage of executive officers’ total compensation opportunities in the form of stock-based compensation, and requiring executives to meet stock ownership requirements;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets, and the achievement of specific operating and strategic objectives;

•	Motivate and reward outstanding individual performance; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s peer group of other utility companies and industrial companies, as described below under “Compensation Peer Group.” The HR Committee’s independent compensation consultant, Towers Perrin, participates in HR Committee meetings, assists the HR Committee to develop the compensation program and meets with the HR Committee in executive session without management present during most meetings. See the Human Resources Committee Report on page 20 for additional information about the independence of Towers Perrin’s advice to the HR Committee.

In light of extremely difficult economic conditions the HR Committee, with management’s agreement, made several recent changes to our executive compensation program. These steps were to:

•	Freeze salaries, effective November 1, 2008, for executive officers and other employees,

•	Freeze target annual incentive opportunities for each salary grade, expressed as a percentage of base pay, at 2008 levels,

•

Reduce the grant date value of the long-term incentive opportunity granted to the CEO for the 2009-2011 performance period by 12% from the prior year grant value and freeze the long-term incentive opportunities for all other salary grades, and

•

Change the methodology for AEP’s 2009 annual incentive compensation program to link target award funding to the achievement of earnings above the midpoint of our earnings guidance range, rather than to the midpoint of our earnings guidance range, as has been the case for the last several years.

Specifically, the HR Committee tied target funding for the 2009 annual incentive compensation program for nearly all AEP’s employees, including the executive officers, to AEP’s ongoing EPS performance relative to the upper quartile of our 2009 earnings guidance as of December 2008, which was EPS of $3.30 per share, rather than to the midpoint of our EPS guidance range of $3.20 per share.

The HR Committee selected the upper quartile of the earning guidance range as the target, rather than the midpoint to require year over year improvement for target award funding. Despite deteriorating economic conditions that have led the Company to issue earnings guidance with a midpoint that was slightly lower than the prior year’s results, the Committee also believed that a modest increase in the EPS target over the prior year struck an appropriate balance between employee and shareholder interests during these extremely difficult economic conditions.

Our 2008 earnings target was approximately 8.5% or $0.25 per share higher than our 2007 earnings target, and our 2009 earnings target is approximately 3.1% or $0.10 per share higher than our 2008 earnings target. Despite the reduced growth of the EPS target, the HR Committee believes AEP’s 2009 EPS objective will be more difficult to achieve than the 2008 target due to very difficult economic conditions.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and some perquisites that help executives conduct company business.

The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the mix provided by AEP’s compensation peer group. The HR Committee chooses performance objectives for AEP’s incentive program to better ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. In addition, the

HR Committee balances earnings objectives and other objectives in AEP’s annual incentive compensation by tying awards to the simultaneous achievement of AEP’s earnings per share targets and a balanced scorecard of other objectives. For example, the annual incentive compensation opportunity provided to the executive officers named in the summary compensation table on page 22 for 2008 was tied to the simultaneous achievement of AEP’s ongoing 2008 earnings per share guidance and performance in four equally weighted categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while, at the same time, tying annual incentive compensation to other important objectives, including non-financial measures, such as safety.

Long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, long-term compensation was tied to AEP’s three-year total shareholder return and three-year cumulative earnings per share.

AEP’s 2008 annual incentive compensation was awarded based on goals established and approved by the HR Committee in January 2008. All funding of annual incentive compensation for nearly all AEP employees, including the named executive officers, was tied to AEP’s ongoing earnings per share guidance (see Annual Incentive Compensation-Annual Performance Objectives below for a detailed description of the performance measure).

The HR Committee chose earnings per share as the funding factor because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates forward-looking financial information to the investment community. The EPS measure is clearly understood by both our shareholders and employees. We also believe that EPS growth leads to the creation of long-term shareholder value.

AEP’s long-term incentive program focuses on longer-term shareholder value objectives. In 2008 performance units awarded to executive officers were linked to AEP’s three-year total shareholder return relative to the utility companies in the S&P 500 Index and AEP’s three-year cumulative ongoing earnings per share. Total shareholder return is generally the change in share price plus the dividend payments over the performance period. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage the sacrifice of earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee also chose a total shareholder return measure for long-term incentive awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over this period. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

AEP’s compensation programs place a substantial amount of compensation at risk in the form of variable incentive compensation instead of fixed or base pay, with a substantial portion of the variable compensation subject to the achievement of earnings objectives. For 2008, eighty-five percent of the total compensation opportunity for the Chief Executive Officer and at least seventy-five percent of that for the other named executive officers was at risk in the form of incentive compensation. The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. Consistent with AEP’s Compensation Peer Group, more than seventy percent of the 2008 target compensation opportunity for the CEO and between fifty-seven percent and seventy-two percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. As a result, the value executives realize from their compensation opportunity is closely linked to AEP’s long-term total shareholder return.

The HR Committee believes that AEP’s incentive structure provides an appropriate incentive for executives to manage the Company in the long-term interests of its stockholders without encouraging inappropriate risk taking. The largest portion of the compensation for our executive officers focuses on the Company’s long-term performance. Since 2003, the HR Committee has chosen to use performance units as the primary form of long-term incentive awards, rather than other forms of compensation that may encourage more risk taking, such as stock options. In addition, the Company maintains stock ownership requirements for its executives to ensure that large amounts of compensation are equity-based and deferred until after the executive retires. This provides strong incentives to manage the Company in the long term interests of its shareholders and better ensures that executives are not encouraged to take excessive risk in the short term.

The HR Committee also strives to establish performance measures that balance quantitative and qualitative factors, avoid excessive weight on a single performance measure and that are achievable with high but sustainable levels of performance. The HR Committee also caps the potential payout score at 200% of target for all AEP performance measures and retains discretion to adjust incentive awards to reflect qualitative performance factors, including adherence to company values.

The HR Committee also targets a total compensation opportunity for each individual executive that is within a market competitive range, which the HR Committee generally considers to be within 15% of the peer group median. Each element of AEP’s compensation program is structured to fit within this overall level of compensation opportunity. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring the total compensation opportunity into the competitive range. For example, the HR Committee has offset the CEO’s compensation opportunity by an amount approximately equal to the incremental cost to the Company of his personal use of AEP’s corporate aircraft.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is annually reviewed and adjusted as appropriate by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen from a broad list of companies provided by the HR Committee’s independent compensation consultant for which compensation data is available. The peer companies are chosen to provide a peer group that is, on average, comparable in size to AEP in revenues, assets, market capitalization and number of employees. In addition, the HR Committee also considers the one and three year total shareholder return of the industrial companies when selecting the peer group. The Compensation Peer Group currently consists of an approximately equal balance of utility and industrial companies. The HR Committee includes industrial companies outside the utility industry both because AEP must compete with industrial companies to attract and retain executives and to increase the median level of assets and employees in the peer group to more closely compare to AEP. For 2008, the Compensation Peer Group consisted of 14 large and diversified energy services companies and 12 Fortune 500 companies shown in the table below.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

The Southern Company

Xcel Energy

Towers Perrin annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on its survey information for the Compensation Peer Group. The methodology and job matches used in this study are determined by Towers Perrin based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. However, in 2008 Towers Perrin also used a regression analysis of all energy companies in their database as the market benchmark for Mr. Powers (President AEP Utilities) because in Towers Perrin’s judgment, this provided the most accurate comparison. These are the only outside compensation surveys that the HR Committee used in 2008. Differences in the compensation opportunity provided to our named executive officers generally reflect differences in their individual roles and responsibilities, as well as differences in individual performance over time and other factors.

Executive Compensation Program Detail

AEP provides three primary elements of compensation to named executive officers: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements reflects individual performance and results.

Executive Compensation Component Summary. The following table summarizes the major components of our Executive Compensation Program.

Component	Purpose	Key Attributes
Base Salary	• To provide a market-competitive and consistent minimum source of income

•        Salary increases established by HR Committee based on:

•        Sustained individual performance as assessed in written evaluations,

•        The responsibilities, experience and future potential of each executive officer,

•        Supervisor recommendations, which are constrained by the Company’s merit budget,

•        Reporting relationships,

•        The impact that any change in base salary may have on other pay elements,

•        Tally sheets, and

•        The competitiveness of each executive’s total compensation.

•        No salary increases for 2009

Component	Purpose	Key Attributes
Annual Incentive Compensation

•        To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•        For 2008 these objectives were:

•        Ongoing earnings per share relative to our 2008 earnings guidance of $3.10- $3.30 per share, as the funding measure,

•        Safety,

•        Operating performance,

•        Regulatory performance, and

•        Strategic initiatives.

•        Provided under the Senior Officer
Incentive Plan

•        Maximum total award opportunity for all executive officers of 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes

•        Annual incentive targets established by the HR Committee based on competitive compensation information provided by Towers Perrin

•        Actual awards may generally vary from 0% to 200% of base salary

Component	Purpose	Key Attributes

•        The funding created by AEP’s earnings per share performance is allocated to each business unit and staff group, including the executive officer group, based on their performance toward their goals relative to the performance of all other groups

•        Individual awards are then determined by the HR Committee based on:

•        Each executive’s calculated bonus opportunity,

•        Individual performance for the prior year,

•        Market competitive compensation,

•        Tally sheets, and

•        The limits of the overall bonus pool.

Long-Term Compensation

•        To motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns

•        To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business

•        To reduce executive turnover and maintain management consistency

•        Specific performance objectives currently are:

•        Three-year cumulative earnings per share, and

•        The HR Committee currently provides long-term incentive awards in the form of three-year performance units

•        The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group

•        Individual long-term incentive awards are primarily based on:

•        Individual performance,

•        Award guidelines for each salary grade established by the HR Committee,

• Three-year total shareholder return relative to the utilities in the S&P 500	• Market competitive compensation levels, • Tally sheets, • The executive officers’ future potential for advancement, and • The overall award budget

Base Salary. AEP pays base salaries to provide a market-competitive and consistent minimum source of income to executives. When determining the 2008 salaries for executive officers, the HR Committee considered:

•

Evaluations of their sustained individual performance in the following areas: integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	The responsibilities, experience and future potential of each executive officer,

•	Reporting relationships,

•	Supervisor recommendations, which are constrained by the Company’s merit budget,

•	Tally sheets showing salary history and all other elements of total rewards,

•	The impact that any change in base salary may have on other pay elements, such as annual incentive compensation, and

•	The competitiveness of the executive’s total compensation, which includes annual incentive compensation and long-term incentive compensation.

Before determining base salaries, the individual performance of each executive officer is evaluated in the areas described above by the senior executive to whom each reports. The CEO’s performance is assessed by the independent members of the board of directors. To more fully assess the CEO’s performance, the HR Committee Chairman annually solicits confidential written evaluations from all board members, senior AEP executives and AEP’s auditors.

To develop a base salary recommendation for the CEO, the HR Committee, in executive session, subjectively weighs the CEO’s performance along with the market compensation information provided by Towers Perrin. The HR Committee also reviews tally sheets showing the CEO’s total reward package, including perquisites. The HR Committee presents its recommendation to the independent members of AEP’s Board, who make the final determination of the CEO’s salary.

In determining the 2008 base salaries for the other named executive officers, the HR Committee reviews Mr. Morris’ or Mr. English’s written assessment of the other named executive officers’ performance and the market compensation benchmarks provided by Towers Perrin. The CEO presents base salary recommendations for the named executive officers, other than himself, to the HR Committee, and the HR Committee makes the final determination.

Annual Incentive Compensation. AEP provides annual incentive compensation to executive officers to intensify their focus on annual performance objectives that are critical to AEP’s success, such as obtaining rate recovery for our capital investment program. Annual incentive compensation is paid under the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. The HR Committee reviews and approves the annual compensation paid to the named executive officers, other than the CEO. The independent members of the board review and approve the annual incentive compensation of the CEO.

The HR Committee establishes one or more objective performance measures under the Senior Officer Incentive Plan each year. These objective measures establish the maximum award that each executive officer may receive for such year, although the HR Committee generally expects to award less than this maximum, as was the case each year that this plan was in place.

Annual Incentive Targets. The HR Committee, in consultation with Towers Perrin and Company management, has established and periodically adjusts the annual incentive targets for executive positions and salary grades. Annual incentive targets are expressed as a percentage of each participant’s base earnings. Actual awards can vary from 0% to 200% of the annual incentive target, although the HR Committee may approve larger awards, subject to the maximum award determined under the Senior Officer Incentive Plan.

In setting annual incentive targets, the Company and the HR Committee consider:

•

The compensation survey information provided by Towers Perrin, which shows the competitiveness of AEP’s annual incentive compensation targets, total cash compensation and total compensation for the named executive officers relative to the Compensation Peer Group,

•	AEP’s progression of incentive targets by salary grade, and

•	The expense implications of any changes.

For 2008 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	100 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Ms. Koeppel and Mr. Powers.

Before 2008, Mr. Tierney oversaw AEP’s Commercial Operation group, which includes our energy trading and marketing function. That position has a relatively high annual incentive target because it is market competitive for similar positions. In order to develop executive talent and as part of AEP’s succession planning, Mr. Tierney was elected to his current position in 2008. His annual incentive target was maintained at the previous level.

Annual Performance Objectives. In January 2008 the HR Committee established AEP’s 2008 ongoing earnings guidance of $3.10- $3.30 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($3.10 per share) for a threshold 20% of target score and award pool,

•	The mid-point of AEP’s earnings guidance ($3.20 per share) for a 100% of target score and award pool, and

•	The high end of AEP’s earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

If ongoing earnings would have been less than $3.10 per share, no annual incentive compensation would have been paid out to the named executive officers or to other employees. The 2008 EPS target was $0.25 (or approximately 8.5%) higher than the 2007 EPS target. This performance measure had the effect of sharing earnings with employees such that every one cent increase in ongoing earnings per share above the mid-point resulted in an approximate 10% increase in incentive funding, up to a maximum 200% of target funding at earnings of $3.30 per share.

In 2008 AEP produced ongoing EPS of $3.24, which was in the higher end of this range. This resulted in a 2008 ongoing earnings per share score of 136.2%. For 2008, ongoing EPS was less than earnings per share reported in AEP’s financial statements primarily because of a favorable settlement of a lawsuit and an unfavorable regulatory order. See our Form 8-K filed on January 29, 2009 announcing 2008 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2008 the HR Committee again used an Executive Council Scorecard to tie the annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives.

Maintaining the safety of AEP employees, customers and the general public is always a primary consideration, and safety is an AEP core value. Accordingly, the HR Committee tied 25% of the scorecard to reducing accidents and the severity of injuries across the AEP system. In addition, the HR Committee established a fatality deduction for 2008, such that any accidental work-related employee fatality in 2008 would have reduced the score for executive officers by 25% and by lesser amounts for all other the score for executive officers by 25% and by lesser amounts for all other employees. The frequency and severity of on-the-job injury accidents substantially improved in 2008, which we believe was the result of our focus on preventing accidents. Most importantly, there were no fatal employee accidents on the job in 2008. Back–to-back years without an employee fatality represent a “first” for AEP during the many decades we have recorded safety data. As a result the overall 2008 safety score for the Executive Council was 181.6% of target.

The HR Committee also tied 25% of the scorecard to the operating performance of AEP’s assets. This component measures the reliability of our wires assets, the availability of our generating plants and environmental performance across the AEP system. In 2008 AEP achieved below target results for wires reliability and plant availability but above target results for environmental performance, which produced an overall operating performance score of 66.6% of target.

Since AEP has undertaken many major capital improvement projects, recovering these additional investments with satisfactory returns through rate proceedings is imperative to AEP’s near and long-term success. Therefore, the HR Committee tied 25% of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. AEP had targeted $518 million of additional rate relief in 2008, but the Company exceeded that goal by achieving $526 million of rate relief. As a result, the HR Committee subjectively scored this component at 125.0% of target.

For 2008 the strategic initiatives category included performance measures related to improving workforce diversity and regulatory filings regarding rate restructuring in Ohio. AEP’s overall performance towards these goals in 2008 produced a score of 100.9% of target.

The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2008 combined to produce an above target Executive Council Scorecard result of 118.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group (typically a business unit or staff function), the resulting scores are divided by the weighted average performance score for all groups. For 2008 the average performance score for all groups in AEP’s annual incentive compensation program was 133.9% of target. This same weighted average performance score is applied to the group that includes the named executive officers. The chart below shows the calculation of the overall performance score for the named executive officers.

Executive Council Score		EPS Score		Average Performance Score		Overall Performance Score*
118.5%	×	136.2%	÷	133.9%	=	120.5%

*	The maximum overall performance score is 200%

The annual incentive opportunity for each employee for a given year is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group. This calculated bonus opportunity, shown in the chart below for each named executive officer, is the starting point for determining annual incentive awards. The HR Committee then evaluates the individual performance of each named executive officer to determine the final award.

Name	2008 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	Actual Awards
Michael G. Morris	$1,247,885	x	110%	x	120.5%	=	$1,654,071	$1,654,071
Holly K. Koeppel	$497,885	x	70%	x	120.5%	=	$419,966	$450,000
Carl L. English	$548,308	x	75%	x	120.5%	=	$495,533	$450,000
Brian X. Tierney	$398,181	x	100%	x	120.5%	=	$479,808	$665,000
Robert P. Powers	$509,154	x	70%	x	120.5%	=	$429,471	$415,000

The sum of the calculated bonus opportunity for all employees is the overall bonus pool for the Company. The use of this overall bonus pool generally ensures a disciplined award allocation process, since higher awards must be offset by lower awards to avoid exceeding the bonus pool.

The HR Committee believes that annual incentive compensation should not be purely based on a formulaic calculation, but should instead be adjusted from this starting point to reflect better each executive’s individual performance, contribution and situation. Therefore, the HR Committee considers the following factors in determining the amount of annual incentive compensation to be paid to each executive officer, up to the maximum amount available under the Senior Officer Incentive Plan:

•	The calculated bonus opportunity,

•

The CEO’s award recommendation, which is primarily based on a subjective assessment of each executive’s relative individual performance for the prior year, focusing particularly on those goals for which the executive had primary responsibility,

•	The formal written performance assessment discussed above under Base Salary,

•	Compensation information provided by the HR Committee’s independent compensation consultant,

•	Tally sheets, and

•	The limits of the overall bonus pool.

As a result of this subjective assessment of the above factors for each named executive officer, the HR Committee awarded annual incentive compensation for 2008 that varied from the calculated bonus opportunity. In no case did the amounts exceed the maximum award opportunity created by objective performance measures under the Senior Officer Incentive Plan. The HR Committee establishes performance measures that are intended to provide maximum award opportunities that allow the HR Committee to award annual incentive compensation to executive officers in an amount that they subjectively determine to be commensurate with each executive’s individual performance up to the executive’s maximum award opportunity. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance, while still allowing the Company to deduct such compensation as performance based compensation under Section 162(m) of the Internal Revenue Code.

For 2008, the HR Committee established income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the 2008 performance objective under the Senior Officer Incentive Plan. The maximum dollar value available for awards under this plan was point seventy five percent (0.75%) of 2008 Adjusted Income. The HR Committee further allocated a specific percentage of this amount to each executive officer.

In determining the amount of Mr. Morris’s annual incentive award, the independent members of the Board considered AEP’s EPS, which was above target, despite difficult economic conditions.

In addition, there were no work related fatalities of AEP employees in 2008. It is only the second year since 1997, and only the third year since 1970 that the Company has completed a calendar year without a fatal employee accident. In addition, this is the first time since we began permanently maintaining safety records that we have had two consecutive years without a fatal employee accident.

The annual incentive awards made to Ms. Koeppel and Messrs. English and Powers were generally in line with the calculated bonus opportunity. The annual incentive award made to Mr. Tierney also reflected his successful efforts in negotiating a settlement of a complex lawsuit in 2008 that resulted in the Company’s receipt of $255 million.

The actual annual incentive compensation earned for 2008 by the named executive officers is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 22.

For 2009 the HR Committee froze AEP’s annual incentive targets at the same percentages of salary for each salary grade as we used for 2008. The HR Committee also added a credit rating deduction to the funding measure for AEP’s annual incentive program. The credit rating deduction will reduce the overall score for executive officers and all employees by 10% at the HR Committee’s discretion if one of the major credit rating agencies reduces the rating on the Company’s senior unsecured debt during the year. The HR Committee added this new potential deduction in 2009 because the Company needs good credit quality to efficiently access the financial markets during these difficult economic times.

For 2009, the HR Committee established the same four categories of performance measures, which are safety, operating performance, regulatory performance and strategic initiatives, (see page 12 for a description of the Executive Council Scorecard), although, the weighting of these categories was changed slightly for 2009.

Long-Term Incentive Compensation. The HR Committee uses equity-based long-term incentive awards to motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns. These awards also help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business. In addition, the three-year vesting requirements of these awards are a retention incentive that helps reduce executive turnover and maintain management consistency.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. The HR Committee has not granted stock options as part of its regular annual grant cycle for long-term incentive awards since 2003 because of employee, investor and public concerns about stock options. Revised accounting standards also eliminated the preferential accounting treatment of stock options.

The HR Committee primarily grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting, following its annual executive compensation review. The HR Committee also grants long-term incentive awards, such as restricted stock unit awards, at other times of the year to provide a timely special reward for key contributors and for specific employment offers. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares or units to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Individual performance assessments (described under Base Salary above),

•	Award guidelines for each salary grade established by the HR Committee,

•	Survey information for the Compensation Peer Group,

•	Tally sheets,

•	Management’s recommendations for awards to employees under their purview,

•	The executive officers’ future potential for advancement, and

•	Other factors, all within the context of an overall award budget.

The HR Committee also regularly reviews tally sheets for the executive officers, which provide information about the performance and potential future payout of outstanding equity awards to assess their ongoing effectiveness in meeting the program’s objectives. The HR Committee also determines whether the value of the potential award payout appropriately reflects the Company’s performance and condition. Otherwise, the HR Committee may reduce the award score. The HR Committee also considers whether the value that executive officers have received from vested equity awards and the potential value from outstanding equity awards is so large as to reduce significantly the need for or effectiveness of any future equity awards. To date, the HR Committee has not found this to be the case.

Performance Units

Currently, the HR Committee’s practice is to grant long-term incentive awards annually in the form of performance units with a three-year performance and vesting period. Long-term incentive awards have been granted to executive officers exclusively in the form of performance units since 2006. For 2008, performance units were the only type of long-term incentive awarded to executive officers.

The HR Committee granted performance unit awards, effective January 1, 2008, as follows:

Name	Number of Performance Units Granted
Mr. Morris	125,000
Ms. Koeppel	28,090
Mr. English	44,840
Mr. Tierney	17,140
Mr. Powers	29,320

Recipients must remain employed by AEP through the end of the vesting period to receive a full payout, but payouts are prorated for retiring executives. Dividends are reinvested in additional performance units. The maximum score for each performance measure is 200 percent. The value of each performance unit that is earned is based on the average closing price of AEP common stock for the last 20 trading days of the performance period. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout.

Performance Measures for 2008 – 2010 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$9.11 (25% payout)	$10.13 (100% payout)	$11.14 (200% payout)
3-Year Total Shareholder Return vs. S&P Electric Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

In December 2005 the HR Committee also established the three-year cumulative EPS and the three year total shareholder return as the performance measures for performance units awarded for the 2006-2008 performance period. The cumulative three-year EPS target for these performance units was set at $7.92 for this performance period, which, at the time, was equal to the sum of our earnings guidance for 2006 and the earnings included in our board approved strategic plan for 2007 and 2008. The total shareholder return target was the same as described above for the 2008-2010 performance period. The final score calculation for these performance measures is shown in the chart below.

2006 – 2008 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3-Year Cumulative Earnings Per Share	$7.29 (25% payout)	$7.92 (100% Payout)	$8.55 (200% Payout)	$9.01	200.0%	50%	100.0%
3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	32nd Percentile	40.7%	50%	20.3%

Composite Result							120.3%

Performance units awarded to named executive officers are deferred mandatorily into AEP Career Shares under AEP’s Stock Ownership Requirement Plan, to the extent necessary to meet all of the named executive officer’s stock ownership requirements. AEP Career Shares are not paid until after the participant’s termination of employment. See Stock Ownership Requirements on page 18 for further details.

Restricted Stock and Restricted Stock Units

AEP primarily issues restricted stock or restricted stock units to:

•	Provide special rewards for key contributors,

•	Create long-term retention incentives, or

•	Offset compensation and benefits from a prior employer that a prospective hire would forfeit by accepting AEP’s employment offer.

The Company and the HR Committee believe that using restricted stock or restricted stock units in such situations, in lieu of cash, ties the value of such compensation to AEP’s long-term share price and helps motivate the recipient to act in the interests of shareholders. These awards generally vest over three or more years and, therefore, also provide a retention incentive that helps reduce executive turnover and provide consistent management. The HR Committee generally considers grants of restricted stock and restricted stock units to be one-time events for special circumstances and generally does not consider the value of such awards to be an ongoing element of executive pay. No restricted stock or restricted stock units have been awarded to any of the named executive officer since 2005. For a description of restricted stock outstanding for Mr. Morris, see the Employment Agreements discussion on page 26.

Benefits. AEP provides health and welfare benefits, retirement benefits and deferred compensation programs with market-based rates of return to named executive officers and other eligible employees. In evaluating potential changes to AEP’s executive benefit programs, the Company and the HR Committee consider:

•

Changes to non-contractual benefit programs in the context of AEP’s total executive compensation and benefits program as well as within the constraints of applicable law, such as ERISA and Section 409A of the Internal Revenue Code,

•	Benefit design trends among large utility and U.S. industrial companies, and

•	Tally sheets showing each named executive officers’ total compensation and benefit opportunity.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow the eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction equal in value to the amount credited to the participant accounts, until such benefits are paid. The HR Committee chooses to provide these supplemental benefits because it believes that (i) executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and (ii) such benefits are part of a market competitive benefits program.

The non-qualified plans also allow flexibility to structure individualized benefit packages that help in recruiting and retaining key executives. For example, a starting balance credit of $2,100,000 and an increased credit rate were provided to Mr. Morris under AEP’s pension program pursuant to his negotiated employment contract. The increased pension benefits were provided to Mr. Morris to recruit him to AEP and to make up for pension benefits that he otherwise could have earned from his prior employer. Other executive officers received additional years of credited service or an increased credit rate for their pension benefits in recognition of their many years of experience at prior employers. The HR Committee believes that the Company needs to be able to offer these enhanced pension benefits to persuade experienced executives to leave their current employers to accept positions at the Company.

AEP’s non-qualified plans also provide certain benefit enhancements to executives as a group, such as the grandfathered final average pay formula in AEP’s non-qualified pension plan (not available to new hires at any level), which provides a benefit based on the total of base pay and annual incentive compensation, rather than base pay alone.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract and retain essential executive talent. The HR Committee does, however, put limits on these plans because it believes that compensation above these limits should not be further enhanced by including those amounts in retirement benefit calculations. Therefore,

•	Long-term incentive compensation is not in the calculations that determine benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary. In addition to the life insurance benefit provided to the other named executive officers, AEP provides Mr. Morris with a cash value life insurance policy with a face value of $3,000,000, along with a tax gross-up for the imputed income, pursuant to his negotiated employment agreement. The final payment on this policy was made in 2008.

Perquisites. AEP generally provides perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer, in the context of total compensation, as part of its review of tally sheets. The incremental cost of perquisites for named executive officers is included in the Summary Compensation Table on page 22.

In 2008 AEP provided a country club and a dining club membership to executive officers who have a need to use such facilities for business entertainment purposes because the HR Committee believes such business entertainment is valuable for the Company. The Company reimburses executives for business expenses incurred at these clubs. In 2008 the Company also reimbursed executives for initiation fees, assessments and dues incurred at these clubs and provided a tax gross-up on these amounts. Due to economic conditions, AEP will no longer reimburse or gross-up country club dues, and is not currently providing any new memberships to executive officers.

For executives who relocate, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, a fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. This policy is market competitive and is necessary to obtain high quality new hires and internal candidates for assignments that require relocation.

The HR Committee is sensitive to concerns over the expense of corporate aircraft. However, the HR Committee believes that use of these aircraft for business travel is critical to the successful management of the Company’s affairs because it greatly increases the opportunity for the Company’s executives to have personal contact with regulators, government officials, union leaders, business partners, customers and employees located throughout AEP’s eleven state system. This personal contact requires travel to many locations that are not quickly accessible via other types of transportation, and, as a result, such travel would often be prohibitively time consuming without the use of corporate aircraft. The Company provides personal use of corporate aircraft to Mr. Morris and, in rare circumstances, to other executives. Mr. Morris negotiated the use of corporate aircraft for personal travel as part of his employment agreement, since he maintains his permanent residence outside of Ohio. The HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company. However, the HR Committee has offset Mr. Morris’s compensation opportunity by an amount approximating the value of his personal use of corporate aircraft. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company occasionally transports spouses of executives to business meetings that spouses are invited to attend. The HR Committee believes that such travel is a necessary business expense and, therefore, the Company provides a gross-up to executives on the taxes associated with such spousal travel. The Company does not gross-up imputed income for executives when traveling to personal destinations.

In addition, AEP also provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax issues. These services help reduce the amount of assistance AEP’s human resource staff needs to provide in these areas and ensures that these services are provided by someone familiar with AEP’s executive compensation and benefit programs. It also provides the Company with a source of information from the executive’s perspective on executive compensation and benefits. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services.

Role of the CEO with Respect to Determining Executive Compensation. The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President—Shared Services, Vice President—Human Resources and Director of Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Towers Perrin) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Towers Perrin prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Towers Perrin in attendance. Likewise, Towers Perrin regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to develop and implement a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

The CEO, as with all AEP managers, is responsible for assessing and rating the performance of his subordinates. Mr. Morris also discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation. The Directors and Corporate Governance Committee is responsible for developing a recommendation as to the compensation of non-management directors. To help it meet this responsibility, the Directors and Corporate Governance Committee has hired an outside compensation consultant who is independent from both the Company and the HR Committee’s executive compensation consultant. The Board of Directors makes the final determination on directors’ compensation. The CEO attends the Directors and Corporate Governance Committee meetings.

Other Compensation Policies and Practices

Recoupment of Incentive Compensation. Consistent with the requirements of the Sarbanes-Oxley Act, the Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s view:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

Based on a policy adopted by the Board in February 2007, the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for and preserves the Company’s ability to obtain such reimbursement if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Change In Control Agreements. The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contribution would be critical to the successful completion of a change in control.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

In response to a shareholder proposal that was approved at the 2004 annual meeting, the Board adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus bonus. In consultation with Towers Perrin, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base and bonus for all of the named executive officers. The HR Committee has also structured AEP’s change in control agreements to include a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. To offset the effect of the excise tax, AEP’s change in control agreements provide “gross-up” payments to reimburse executives for the excise tax. This allows the executive to retain the same amount that he or she would have received had the excise tax not been imposed. However, the gross-up payment will be reduced by up to 5% if that reduction would avoid the excise tax.

Other compensation and benefits provided to executive officers in the event of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. Mr. Morris’s employment agreement, however, provides him a severance payment equal to two times his annual base salary in the event of his severance, subject to his agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and all other employees who separate from service after year-end, other than for cause, remain eligible for a discretionary annual incentive award for the completed year. The amount of such awards for the named executive officers remains discretionary and is determined in accordance with the award process described under Annual Incentive Compensation on page 10. Named executive officers and other employees remain eligible for a prorated portion of their annual incentive award if they separate from service prior to year-end due to their retirement, severance or death.

The Company also prorates the vesting of performance units and provides one year of continued financial counseling services to all participants in the event of their severance or death. A prorated portion of outstanding performance units also vests if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service. None of the executive officers named in the Summary Compensation Table were retirement eligible in 2008, although Mr. Morris and Mr. Powers became retirement eligible in early 2009.

Stock Ownership Requirements

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements, each of which they are expected to achieve within five years of the date it is assigned.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The HR Committee believes that its stock ownership requirements are consistent with best practices and the stock ownership practices of the companies in AEP’s Compensation Peer Group. The highest minimum stock ownership requirement assigned to each of the named executive officers is shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2008 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2008
Mr. Morris	109,300	473,647	(1)
Ms. Koeppel	52,700	57,102
Mr. English	62,900	79,403
Mr. Tierney	29,900	31,587
Mr. Powers	52,700	55,964

(1)	Includes 200,000 unvested restricted shares that vest in approximately equal thirds, subject to Mr. Morris’s continued employment, on November 30 of 2009, 2010 and 2011.

AEP maintains the Stock Ownership Requirement Plan to provide a tax deferred method to senior executives for meeting their minimum stock ownership requirements. Performance units are mandatorily deferred into AEP Career Shares under the Stock Ownership Requirement Plan for participants who have not met all of their minimum stock ownership requirements. In addition, to the extent an executive has not met a minimum stock ownership requirement within five and one-half years of the date it was assigned, the executive is subject to:

•	Mandatory deferral of up to 50% of the executives’ next annual incentive compensation award into AEP Career Shares, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends. In addition to AEP Career Shares, executives may satisfy their minimum stock ownership requirements with personal AEP stock holdings owned directly or with funds held in the AEP Stock Fund option in the qualified Retirement Savings Plan, the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plan.

Insider Trading Policy

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tally Sheets

The HR Committee uses “tally sheets” to evaluate the total rewards package for the named executive officers, particularly to monitor the accumulation of equity compensation and retirement benefits. These tally sheets include all significant aspects of AEP’s total reward program and illustrate the potential value provided to executives under various performance, termination and stock price scenarios. Tally sheets also show the extent to which changes made to some elements of pay, such as base salary, or changes in AEP’s stock price, affect the value of other elements of pay and the executive’s total reward package.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer named in the Summary Compensation Table. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2008 was performance based and awarded by a committee of independent outside directors pursuant to a plan that was approved by shareholders (the Senior Officer Incentive Plan), its deductibility is not subject to the Section 162(m) limit. Amounts paid to the named executive officers for vested performance units also are not subject to the deductibility limit for the same reasons.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m), and therefore any amounts paid are not tax deductible to the extent that the covered executive officer receives total non-performance based compensation in excess of $1,000,000.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, the Company saved approximately $6.9 million for 2008. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

Human Resources Committee Report

Membership and Independence. The HR Committee has four members. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards.

Purpose. The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that the executive officers and other key employees are compensated in a manner that is consistent with the business strategy of the Company, competitive practices, internal equity considerations, Company and Board policies and the requirements of appropriate regulatory bodies.

Functions and Process. The HR Committee operates under a written charter adopted by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation for the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the compensation for the CEO. Neither the CEO nor any other non-independent director is present when CEO compensation is discussed and approved by the independent members of the Board.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2008, including:

•	Establishing annual and long-term performance objectives for senior executives as a group and individual performance objectives for the CEO,

•	Assessing the performance of the CEO, other senior executives and the Company relative to established performance objectives,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives and other employees,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers, and other key employees,

•	Reviewing and approving the salaries, annual incentive awards and long-term incentive award opportunities for all senior executives, including the named executive officers, and other key employees,

•	Reviewing and approving the major elements of the Company’s compensation and benefit programs, including special and supplemental benefits provided to executives,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan,

•	Reviewing workforce diversity efforts and results,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s employees, customers and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied both 2008 and 2009 annual incentive compensation for all executive officers and other key employees to employee safety, customer reliability, environmental stewardship, and diverse candidate hiring goals while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

Individual performance, particularly in the areas of integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	Compensation survey information,

•	The responsibilities and experience of each senior officer,

•	Supervisor recommendations,

•	Compensation history,

•	The impact compensation changes may have on other elements of total rewards,

•	The expense implications of any changes, and

•	Tally sheets, showing each of the named executive officer’s total compensation in multiple scenarios.

The HR Committee’s Independent Compensation Consultant. The HR Committee has hired a nationally recognized consultant (Richard Meischeid of Towers Perrin) to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefits programs and practices. Towers Perrin also provides information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general. The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. As part of this assessment, the HR Committee considers the extent of other business that Towers Perrin performs for AEP and reviews the safeguards that are in place to ensure the independence of the advice they receive. Towers Perrin does perform actuarial and benefits consulting services for the Company related to pension plans for the Company, but does not have any role in recommending director compensation. In January 2008 and again in January 2009, the HR Committee concluded that, although Towers Perrin does perform an extensive amount of other services for AEP, there were adequate barriers and safeguards in place to ensure that Towers Perrin’s executive compensation recommendations were not in any way influenced by this other business. In both years, the HR Committee concluded that Towers Perrin was not unduly influenced by management and was providing objective and independent advice. The HR Committee has also instructed management to avoid engaging Towers Perrin for any new non-recurring work without the HR Committee’s approval. The HR Committee regularly holds executive sessions with Towers Perrin to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s proxy statement to be filed in connection with the Company’s 2009 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris — Chairman of the board, president and chief executive officer	2008 2007 2006	1,259,615 1,204,615 1,200,000	— — —	(43,132 15,564,436 9,816,570)	— — 100,327	1,654,071 1,800,000 2,200,000	330,564 446,677 229,096	818,438 643,748 676,014	4,019,556 19,659,477 14,222,007
Holly Keller Koeppel — Executive vice president and chief financial officer	2008 2007 2006	503,846 451,731 440,000	— — 10,000	(43,316 2,139,592 1,395,396)	— — 14,640	450,000 400,000 415,000	168,745 89,224 233,832	68,342 59,721 60,886	1,147,617 3,140,267 2,569,754
Carl L. English — Chief operating officer	2008 2007 2006	554,231 511,961 500,000	— — 10,000	(130,697 3,166,371 1,613,224)	— — —	450,000 400,000 510,000	88,541 99,096 81,899	69,837 59,844 73,979	1,031,912 4,237,272 2,789,102
Brian X. Tierney — Executive vice president(6)	2008	403,077	—	8,234	—	665,000	117,421	61,134	1,254,866
Robert P. Powers — President-AEP Utilities	2008 2007 2006	513,923 491,885 475,000	— — —	(117,629 2,414,018 1,546,591)	— — 14,640	415,000 400,000 431,200	175,962 32,981 391,032	84,475 67,916 80,341	1,071,731 3,406,800 2,938,804

(1)	As is required, the amounts reported in this column are the expense recognized or reversed in our financial statements for 2008, 2007 and 2006 pursuant to FASB 123R for stock awards granted in the current and prior years. The amounts shown in this column for 2008 were negative for Messrs. Morris, English and Powers and Ms. Koeppel, which is primarily due to the decline in our stock price. The negative amounts are the result of our performance unit awards being classified as liabilities for financial reporting purposes, which requires us to re-measure the cost of such awards at each financial statement reporting date. As a result, the performance unit compensation costs recognized by the Company and attributed to each executive officer for purposes of this column will fluctuate from year to year based on AEP’s stock price and other factors.

For Messrs. Morris and English, this column also includes the expense for restricted stock and restricted stock units granted in 2004 and 2005, which were granted upon their hire. These awards were granted as replacements for certain long-term compensation that they forfeited from a prior employer and as an inducement to accept our employment offer. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008, and Note 16 for years ended December 31, 2007 and December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the Grants of Plan-Based Awards Table on page 24, the Outstanding Equity Awards at Fiscal Year-End Table on page 28 and the Option Exercises and Stock Vested Table on page 29.

(2)	We did not grant any stock options in 2008 or 2007 or recognize any expense in our 2008 or 2007 financial statements for stock options for the named executive officers. The amounts reported in 2006 represent the expense recognized in 2006 pursuant to FASB 123R related to stock options granted in years prior to 2006. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For information on stock options, see the Outstanding Equity Awards at Fiscal Year-End Table on page 28.

(3)	The amounts shown in this column are annual incentive awards made under the Company’s Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under this plan. For further information on these payments, see Annual Incentive Compensation beginning on page 10 of the Compensation Discussion and Analysis.

(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No named executive officer received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 30 and Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008, and Note 9 for the years ended December 31, 2007 and December 31, 2006 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2008 is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. This column also includes $142,206 of premiums for life insurance that the Company funds on Mr. Morris’ behalf and a tax gross-up payment of $99,693 to Mr. Morris on the value of this benefit.

For Mr. Morris, Ms. Koeppel and Mr. Powers, the amount shown for 2008 includes the aggregate incremental cost associated with their personal use of Company-provided aircraft of $443,916, $4,375 and $9,949, respectively. This amount is the incremental cost to the Company for their personal use of Company-provided aircraft, including all operating costs such as fuel, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris and Ms. Koeppel to attend outside board meetings for the public companies at which they serve as outside directors.

The Company reimbursed executives for expenses for spouse travel to events that the Company invited the executive’s spouse to attend. A tax gross-up on the value of such spousal travel in Company aircraft is included under tax gross-ups below. The Company does not gross-up for expenses when executives travel for personal purposes.

(6)	Mr. Tierney became an executive officer of AEP in 2008 so only his compensation for that year is shown.

All Other Compensation for 2008

Type	Michael G. Morris	Holly Keller Koeppel	Carl L. English	Brian X. Tierney	Robert P. Powers
Retirement Savings Plan Match	$7,362	$7,393	$10,350	$10,350	$10,167
Supplemental Retirement Savings Plan Match	82,638	33,011	32,324	40,193	30,745
Tax Gross-Ups (a)	104,362	3,850	799	2,460	4,061
Subsidiary Company Directors Fees	14,850	14,750	11,400	7,850	11,200
Life and Director Accident Insurance	142,206	—	—	—	—
Country and Dining Club Dues and Airline Club Dues	2,065	2,013	2,264	281	7,265
Financial Counseling and Tax Preparation	20,950	2,950	12,700	—	11,088
Personal Use of Company Aircraft	443,916	4,375	—	—	9,949
Personal Services of Employees	89	—	—	—	—

(a)	Of the amount shown for Mr. Morris, $99,693 relates to a gross-up provided on life insurance.

Grants of Plan Based Awards

Name (a)	Grant Date Approval(1)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(5) ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Michael G. Morris
2008 Senior Officer Incentive Plan	—	1/1/2008	—	1,372,674	2,745,347
2008 – 2010 Performance Units	12/12/07	1/1/2008				15,625	125,000	250,000	5,955,000
Holly Keller Koeppel
2008 Senior Officer Incentive Plan	—	1/1/2008	—	348,519	697,038
2008 – 2010 Performance Units	12/12/07	1/1/2008				3,511	28,090	56,180	1,338,208
Carl L. English
2008 Senior Officer Incentive Plan	—	1/1/2008	—	411,231	822,462
2008 – 2010 Performance Units	12/12/07	1/1/2008				5,605	44,840	89,680	2,136,178
Brian X. Tierney
2008 Senior Officer Incentive Plan	—	1/1/2008	—	398,181	796,362
2008 – 2010 Performance Units	12/12/07	1/1/2008				2,143	17,140	34,280	816,550
Robert P. Powers
2008 Senior Officer Incentive Plan	—	1/1/2008	—	356,408	712,816
2008 – 2010 Performance Units	12/12/07	1/1/2008				3,665	29,320	58,640	1,396,805

(1)	Effective on December 12, 2007, the HR Committee and the independent members of the board approved the 2008 performance unit awards under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2008 through December 31, 2010.

(2)	Consists of potential payouts under the Senior Officer Incentive Plan. The amount actually earned by each of the named executive officers is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. However, under the Senior Officer Incentive Plan the HR Committee may make awards on an exception basis up to the limits pertaining to this plan. Award payments for 2008 cannot exceed the value determined based on the performance objective established for 2008 by the HR Committee. This performance objective was 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes, a percentage of which was further allocated to each executive officer. In addition, the maximum award payment is the lesser of:

(i)	$6,000,000 or

(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.

(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2008 – 2010. For further information on these awards, see the description under 2008 Stock Award Grants on page 24.

(5)	The amounts shown in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB 123R. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008. The value is computed by multiplying the closing price of AEP common stock on December 12, 2007 ($47.64) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2008 through 2010 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends.

2008 Stock Award Grants

The named executive officers were awarded performance units effective as of January 1, 2008. These performance units were granted for a three-year performance period (2008-2010) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2008-2010 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return measured relative to the Utility Sector of the S&P 500 Index, and

•	Three-year cumulative earnings per share measured relative to the Company’s ongoing earnings guidance as of the grant date for the performance period.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 14. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

Effective January 1, 2009, the named executive officers were also awarded performance units for the 2009-2011 three-year performance period under terms that are otherwise similar to those described above for the 2008-2010 performance period. The three-year cumulative earnings per share target for the 2009-2011 performance units has not been set as the Company anticipates issuing updated earnings guidance in March 2009, after the Company receives and reviews its order in the Ohio rate case. It is anticipated that the HR Committee will establish this goal in March 2009. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units.

2008 Non-Equity Incentive Compensation. For 2008 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	100 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Ms. Koeppel and Mr. Powers.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

In January 2008 the HR Committee established AEP’s 2008 ongoing earnings guidance of $3.10- $3.30 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($3.10 per share) for a threshold 20% of target score and award pool,

•	The mid-point of AEP’s earnings guidance ($3.20 per share) for a 100% of target score and award pool, and

•	The high end of AEP’s earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

In 2008 AEP produced ongoing EPS of $3.24, which was in the higher end of this range. This resulted in a 2008 ongoing earnings per share score of 136.2% of target and an award pool equal to 136.2% of the target award pool for the Company as a whole. For 2008, ongoing EPS differed from earnings per share reported in AEP’s financial statements. See our Form 8-K filed on January 29, 2009 announcing 2008 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.

For 2008 the HR Committee again used an Executive Council Scorecard with four equally weighted performance categories: safety, operating performance, regulatory performance and strategic initiatives. In addition, the HR Committee established a fatality deduction that would have reduced the overall score for executive officers by 25% of target if AEP had experienced an accidental work related employee fatality in 2008. The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2008 combined to produce an Executive Council Scorecard result of 118.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, including the group that includes the named executive officers, the resulting score for each group is multiplied by the EPS score and divided by the weighted average performance score for all groups in AEP’s annual incentive compensation program, which was 133.9% of target. This produced an Overall Performance Score for the named executive officers of 120.5% of target (118.5% x 136.2% / 133.9% = 120.5%).

The annual incentive opportunity for each employee is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group. This calculated bonus opportunity, as shown in the chart on page 12, is the starting point from which actual annual incentives are awarded. The actual annual incentives also reflect individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer but actual awards are generally expected to be less than the maximum award available under this plan. The Senior Officer Incentive Plan also has an absolute maximum individual award of the lesser of $6,000,000 or 400% of the executive’s base salary at the time of grant.

For 2008 the HR Committee chose a performance objective under the Senior Officer Incentive Plan that the Company achieve positive income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income). It also established the maximum amount available for awards under the Senior Officer Incentive Plan as point seventy five percent (0.75%) of that Adjusted Income for 2008. The HR Committee further allocated a percentage of this maximum to each executive officer, as shown in the table below.

Name	2008 SOIP Funding Allocation
Mr. Morris	32.3%
Ms. Koeppel	8.2%
Mr. English	8.8%
Mr. Tierney	9.4%
Mr. Powers	8.4%

The annual incentive payment for each executive officer under the plan may not exceed either the result of the annual incentive opportunity created by the executive officer’s allocation of the performance measure or the absolute maximum individual award.

In addition to the award calculation described above, consideration was given to a subjective assessment of each executive’s performance in determining their annual incentive award. The 2008 annual incentives awarded are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2008. These awards were each less than the maximum available for each executive officer under the Senior Officer Incentive Plan and were paid in March 2009. For additional analysis of AEP’s annual incentive program see the Compensation Discussion and Analysis beginning on page 10.

Employment Agreements

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan and his target percentage will be equal to at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance unit grant for 119,000 units, 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to use memberships sponsored by the Company at a local country club and a luncheon club and to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Retirement Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Retirement Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 30. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Retirement Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 30.

Ms. Koeppel and Mr. Powers each have agreements with the Company, which result in their being credited with 15.25 and 17 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 30.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 33.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				200,000	6,656,000	—	—
2007 – 2009 Performance Units(2)				—	—	140,555	9,355,341
2008 – 2010 Performance Units(2)				—	—	130,599	8,692,669
Holly Keller Koeppel
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	29,348	1,953,403
Carl L. English
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	46,848	3,118,203
Brian X. Tierney
2007 – 2009 Performance Units(2)						8,455	562,765
2008 – 2010 Performance Units(2)						17,908	1,191,956
Robert P. Powers
Stock Options	29,334	27.06	9/25/2012
Stock Options	16,667	27.95	12/10/2013
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	30,633	2,038,932

(1)	Mr. Morris has 200,000 restricted shares that he received upon his hire that will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. He receives dividends on these restricted shares.

(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. The performance unit awards for the 2006 – 2008 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The awards shown for the 2007 – 2009 and 2008 – 2010 performance periods consist of the target number of performance units awarded under our Long-Term Incentive Plan plus additional performance units resulting from reinvested dividends. Another award for the 2009 – 2011 performance period was effectively granted on January 1, 2009.

(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2008 ($33.28) by the maximum number of performance units issueable (200% of the target amount set forth in column g). The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable 3 year period.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(3)
Michael G. Morris	—	—	182,847	(1)	6,085,148
			2,021	(2)	85,488
Holly Keller Koeppel	—	—	25,328	(1)	842,916
Carl L. English	—	—	46,646	(1)	1,552,379
Brian X. Tierney	—	—	12,312	(1)	409,743
Robert P. Powers	—	—	33,319	(1)	1,108,856

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2006 – 2008 performance period that vested on December 31, 2008.

(2)	Represents vesting of restricted stock units under the Company’s Long Term Incentive Plan. Includes 2,021 restricted stock units that vested on February 22, 2008.

(3)	As is required, the value shown in this column is computed by multiplying the number of performance units by the market value of these shares on the vesting date; however, the actual value realized from these shares was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 13.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

The HR Committee established performance unit targets in December 2005 for the 2006 through 2008 performance period. The HR Committee established two equally weighted performance measures for this performance period: Total Shareholder Return measured relative to the Utility Companies in the S&P 500 Index and cumulative earnings per share measured relative to a Board-approved target. AEP’s total shareholder return for this performance period was at the 32nd percentile of the Utility Companies in the S&P 500, which produced a score of 40.7%. AEP’s cumulative earnings per share was $9.01 for this performance period, which was 114% of the earnings target. This produced a maximum earnings per share score of 200%. The average of these two scores produced a composite score of 120.3% of the target award. These performance units vested on December 31, 2008.

The performance units quantified in columns (d) and (e) are described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis. The vesting of restricted stock units quantified in columns (d) and (e) relates to units provided to Mr. Morris as a supplemental 2004 annual incentive award.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)		Present Value of Accumulated Benefits(1) (d)	Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	5		$78,302	—
	AEP Supplemental Benefit Plan	—	(2)	3,489,763	—
Holly Keller Koeppel	AEP Retirement Plan	8.5		140,496	—
	AEP Supplemental Benefit Plan	23.75	(3)	1,383,117	—
Carl L. English	AEP Retirement Plan	4.5		77,564	—
	AEP Supplemental Benefit Plan	—	(2)	261,014	—
Brian X. Tierney	AEP Retirement Plan	10.7		101,695	—
	AEP Supplemental Benefit Plan	10.7		356,043	—
Robert P. Powers	AEP Retirement Plan	10.5		219,386	—
	AEP Supplemental Benefit Plan	27.5	(3)	1,959,243	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2008, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Ms. Koeppel, Mr. Tierney and Mr. Powers, their age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.95% and assumed mortality based upon the IRS 2009 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.50% and assumed mortality based on the 2009 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.95%.

•	The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity, based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2008 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $2,792,647 and $63,153, respectively.

(3)	Ms. Koeppel and Mr. Powers each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $935,333, and $1,231,490, respectively.

Overview. AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan. The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. Ms. Koeppel, Mr. Tierney and Mr. Powers are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the plan credits each participant with an amount equal to a percentage of the participant’s current year salary and prior year earned annual incentive pay. The applicable percentage is based on the participant’s age and years of vesting service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2008, the limit was $230,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2008, the interest rate was 4.52%.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit.

The formula used to calculate the final average pay benefit for the applicable named executive officers is the participant’s years of service times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation.

As of December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation.

C.	Vesting. As of December 31, 2008, each of the named executive officers was vested.

AEP Supplemental Benefit Plan. The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account for purposes of the final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP has granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 26.

As of December 31, 2008, Ms. Koeppel and Messrs. English, Tierney and Powers were fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Morris was 80% vested in his AEP Supplemental Benefit Plan benefit. As of January 1, 2009, Mr. Morris became fully vested in his Supplemental Benefit Plan benefit.

Nonqualified Deferred Compensation

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY(4) ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE(5) ($) (g)
Michael G. Morris	SRSP	384,500	82,638	(580,328)	—	1,447,027
	SORP	—	—	(2,537,091)	—	5,238,436
Holly Keller Koeppel	SRSP	164,077	33,011	(212,111)	—	901,138
	SORP	—	—	(541,897)	—	1,118,878
Carl L. English	SRSP	43,098	32,324	15,449	—	326,391
	SORP	—	—	(872,268)		1,801,007
Brian X. Tierney	SRSP	98,381	40,193	(92,057)	—	814,271
	SORP	—	—	(196,683)		406,099
Robert P. Powers	SRSP	57,232	30,745	(730,958)	—	1,416,665
	ICDP	—	—	20,237	—	507,068
	SORP	—	—	(555,968)	—	1,147,930

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.

(2)	The amounts set forth under “Executive Contributions in Last FY” are reported in either (i) the Salary column of the Summary Compensation Table as compensation for 2008; or (ii) the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as compensation for 2007.

(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.

(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.

(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year amounts shown in columns c, d and e.

Overview. AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit payments. The plans are unfunded, and participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan. This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code.

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 75% of the participant’s contributions up to 6% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement date for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan and one additional option providing interest at a rate set each December at 120% of the Applicable Federal Long-Term Rate with monthly compounding.

Incentive Compensation Deferral Plan. This plan allows eligible employees to defer taxes on annual incentive pay and earned performance units.

•	Participants may defer up to 80% of the full incentive award.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions one time prior to termination of employment, but subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan. This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested.

•	If a participant has not satisfied all of his or her stock ownership requirements, he or she must defer into AEP Career Shares the portion of earned performance units equal to the shortfall.

•	If a participant has not satisfied all of his or her stock ownership requirements within 5 years, he or she must remove the shortfall by:

•	deferring up to 50% of annual incentive pay into AEP Career Shares, and

•	retaining AEP shares realized through stock option exercises, except for shares that are sold to cover the exercise costs and taxes applicable to the exercise.

•

AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees) if the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to age 55 (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services with an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits (which is available to those employees who are at least age 55 with at least 10 years of service – Retirement-Eligible Employees) are retained as active employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments for employees who would otherwise receive severance and vacation pay sufficient to offset their base pay for this period. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through yearend to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be lower if the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible Employee is terminated, a pro-rata portion of any outstanding performance units which the executive has held for at least six months remains eligible for payout. These prorated performance units will not vest until the vesting date set forth in the award agreement and remain subject to all performance objectives.

Severance-Eligible executives are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $15,300.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a “change in control” of AEP and the named executive officer’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The HR Committee may reduce the amount of the lump sum payment by up to 5% for an executive officer if that reduction would avoid the 4999 excise tax.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company has an opportunity to cure any of these circumstances before they may be considered “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan provide that all outstanding awards will vest immediately upon a change in control. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions upon a change in control as follows:

Stock Options—Participants with outstanding stock options are permitted to exercise any of their options in advance of the change in control and, thereby, receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards—The performance unit awards will be deemed to have been fully earned at 100% of the target score, and all outstanding performance unit awards would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Restricted Stock Units—Participants receive one share of AEP common stock for each outstanding restricted stock unit as the result of a change in control.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change in control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2008 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if both of the following events occur (which is often referred to as a double trigger), except as noted for long-term incentives:

1)	There is a change in control of the Company, and

2)	The named executive officer’s employment is terminated by the Company without cause or by the executive with good reason.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.25 million)	$0	$2,500,000	[1]	$0	$3,737,500	$0
Annual Incentive for Completed Year[2]	$1,654,071	$1,654,071		$0	$1,654,071	$1,654,071
Other Payment for Annual Incentives[3]	$0	$0		$0	$4,111,250	$0
Long-Term Incentives:[4]
Unvested Restricted Shares (200,000)[5]	$0	$0		$0	$0	$0
Unvested 2007-2009 Performance Units[6]	$0	$3,118,447		$0	$4,677,670	$3,118,447
Unvested 2008-2010 Performance Units[6]	$0	$1,448,778		$0	$4,346,335	$1,448,778
Benefits:
Pension[7,8]	$0	$0		$0	$711,411	$711,411
Health and Welfare Benefits[9]	$0	$6,297		$0	$6,297	$0
Life Insurance Proceeds[10]	$0	$0		$0	$0	$8,000,000
Financial Counseling	$0	$15,905		$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up upon change in control[12]	$0	$0		$0	$7,010,345	$0
Total Incremental Compensation And Benefits	$1,654,071	$8,773,498		$0	$26,300,784	$14,948,612

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Holly Keller Koeppel

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($500,000)	$0	$173,077	$0	$1,495,000	$0
Annual Incentive for Completed Year[2]	$419,966	$419,966	$0	$419,966	$419,966
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,046,500	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$325,567	$0	$976,701	$325,567
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,592	$0	$18,592	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$5,500,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change in control[12]	$0	$0	$0	$1,812,423	$0
Total Incremental Compensation and Benefits	$419,966	$1,452,311	$0	$6,518,892	$6,730,642

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($550,000)	$0	$105,769	$0	$1,644,500	$0
Annual Incentive for Completed Year[2]	$495,533	$495,533	$0	$495,533	$495,533
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,233,375	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$519,700	$0	$1,559,101	$519,700
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$13,951	$0	$13,951	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$2,200,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$2,238,160	$0
Total Incremental Compensation and Benefits	$495,533	$1,650,062	$0	$7,934,330	$3,700,342

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($400,000)	$0	$169,231	$0	$1,196,000	$0
Annual Incentive for Completed Year[2]	$479,808	$479,808	$0	$479,808	$479,808
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,196,000	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$187,588	$0	$281,382	$187,588
Unvested 2008-2010 Performance Units[6]	$0	$198,659	$0	$595,978	$198,659
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,592	$0	$18,592	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$3,500,000
Financial Counseling	$0	$15,905	$0	$15,905	$0
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$1,241,673	$0
Total Incremental Compensation and Benefits	$479,808	$1,099,783	$0	$5,055,338	$4,366,055

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$215,769	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$429,471	$429,471	$0	$429,471	$429,471
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$339,822	$0	$1,019,466	$339,822
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$12,323	$0	$12,323	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$4,560,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$1,028,830	$0
Total Incremental Compensation and Benefits	$429,471	$1,512,494	$0	$5,832,130	$5,814,402

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.

(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. The amount shown is the calculated bonus opportunity, as shown on page 12, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in Compensation Discussion and Analysis.

(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2008.

(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FAS 123R. The amounts shown in the change in control column are payable upon the change in control regardless of whether the executive’s employment has been terminated.

(5)	Mr. Morris’ restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.

(6)	Except in the event of a change in control, performance criteria continue to apply to performance units that are vested early. Award payments are not accelerated.

(7)	As of December 31, 2008, pursuant to his employment agreement, Mr. Morris was 80% vested in his pension benefits and was eligible to take a distribution of such benefit upon the termination of his employment for any reason through the non-qualified AEP Supplemental Benefit Plan. The last 20% of this benefit vested on January 1, 2009.

(8)	The amounts shown are the lump sum pension benefits that vest only under the circumstances described. AEP’s pension benefits fully vest upon death or a change in control. If full vesting occurs by reason of death, then a portion of such benefit would be funded by the qualified AEP Retirement Plan trust rather than the Company itself. The value of non-incremental pension benefits is included in the Non-Incremental Post-Termination Compensation and Benefits table below.

(9)	Represents the cost to the Company of providing subsidized medical and dental insurance at employee rates for 18 months.

(10)	Represents the total death benefit potentially available from unaffiliated insurance carriers for both Company-paid and participant-paid life and AD&D insurance.

(11)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.

(12)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree to be eligible for change in control benefits.

The following table shows the value of additional compensation and benefits as of December 31, 2008 that would have been provided to each named executive officer after a termination of his or her employment on such date. These amounts were generally earned or vested over multiple years of service to AEP and only a portion is attributable to compensation for 2008.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2008

Name (a)	Long-Term Incentives			Benefits
	Vested Stock Options (b)(1)	Vested Performance Units (c)(2)	AEP Career Shares (d)(3)	Vacation Payout (e)(4)	Post Retirement Benefits (f)(5)	Deferred Compensation (g)(6)
Michael G. Morris	$375,480	$6,085,148	$5,663,173	$55,288	$2,925,456	$1,447,027
Holly Keller Koeppel	$—	$842,916	$1,209,597	$61,538	$1,590,202	$901,138
Carl L. English	$—	$1,552,379	$1,947,035	$82,500	$344,726	$326,391
Brian X. Tierney	$—	$409,743	$439,026	$16,154	$514,850	$814,271
Robert P. Powers	$271,293	$1,108,856	$1,241,005	$4,904	$2,247,648	$1,923,733

(1)	Represents the value that would have been realized had the named executive officer exercised his or her vested and outstanding stock options at the closing price of AEP common stock on December 31, 2008.

(2)	Represents the value of performance units that vested on December 31, 2008 calculated, as is required, using the market value of these shares on December 31, 2008. However, the actual value realized from these shares in February 2009 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 13.

(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan using the market value of these shares on December 31, 2008.

(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.

(5)	Represents the lump sum of pension benefits available to each executive.

(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (d).

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2009 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
N. K. Akins	—		12,736	5,900	18,636
C. L. English	20,899		58,505	—	79,404
J. B. Keane	11,071		29,956	—	41,027
H. K. Koeppel	20,757	(b)	36,346	—	57,103
M. G. Morris	303,480	(c)	170,167	149,000	622,647
V. McCellon-Allen	8,333	(b)	30,814	—	39,147
R. E. Munczinski	10,428	(b)	2,949		13,377
R. P. Powers	18,674	(b)	37,290	46,001	101,965
J. S. Solomon	777		13,070	5,000	18,847
S. Tomasky	10,702	(b)	102,644	—	113,346
D. E. Welch	—		27,105	—	27,105
All directors, nominees and executive officers as a group (11 persons)	405,121	(d)	521,582	205,901	1,132,604

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 170,167; Mr. English, 58,505; Ms. Koeppel, 36,346; Mr. Powers, 37,290; Ms. Tomasky, 102,644; and all directors and executive officers as a group, 510,340.

(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Koeppel, 288; Mr. Powers, 770; Ms. Tomasky, 4,569; and all directors and executive officers as a group, 15,300.

(c)	Includes restricted shares with different vesting schedules.

(d)	Represents less than 1% of the total number of shares outstanding.

MEETINGS OF THE BOARD OF DIRECTORS

Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2009, the Board held twelve regular meetings.

Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

The Board of Directors of the Company has no committees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2009.

A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a shareholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. The fees listed below also include an allocated portion of Deloitte & Touche LLP fees paid by the AEP System. While the Company has neither an Audit Committee nor pre-approval procedures, AEP’s Audit Committee pre-approval procedures are applicable to the Company.

	2008	2007
Audit Fees	$791,546	$807,663
Audit-Related Fees	79,679	31,855
Tax Fees	46,906	48,108

TOTAL	$918,131	$887,626

AEP’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The AEP Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2008, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

FORM 10-K

A copy of the Company’s 2008 Annual Report to the SEC, including the Company’s financial statements for the year ended December 31, 2008, is being furnished with this information statement. The 2008 Annual Report is also available on AEP’s website at www.AEP.com.

L RAHMOND STAGGERS,
Secretary

March 20, 2009